Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 6, 2007, is made by and between MFIC CORPORATION, a Delaware corporation (the “Company”), and IRWIN J. GRUVERMAN, an adult individual (the “Executive”).  The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Executive has long served as the Company’s Chief Executive Officer and Chairman of the Board, but is desirous of reducing his day-to-day obligations to the Company and has tendered his resignation as Chairman of the Company’s Board of Directors, Chief Executive Officer and other roles as referenced more fully below, which resignation is hereby accepted; and

WHEREAS, the Company is desirous of retaining the Executive as an employee with at least limited availability to the Company on an as-needed basis during the near-term; and

WHEREAS, the Company would like the Executive to serve as the Company’s Chairman Emeritus, and the Executive is willing to do so, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.             Duties.  The Company shall employ the Executive as its Chairman Emeritus and the Executive shall have the customary duties, responsibilities and authority normally associated with such position, including, without limitation, attendance at special and regular meetings of the Company’s board of directors (the “Board”), and such additional duties as the Board may, from time to time, assign to the Executive of the type normally assigned to a Chairman Emeritus or non-independent Board member, provided, however, that the Executive will not be required to devote more than ten (10) hours per week to fulfilling such duties.

2.             Term.  The Company shall employ Executive as its Chairman Emeritus until June 30, 2008 (the “Target Date”) or until such time as a majority of the members of the Board holding office as of the date hereof no longer hold such position, whichever is sooner.

3.             Salary and Benefits.  The Executive’s salary shall be $6,000.00 per month paid in accordance with the Company’s usual payroll policies and procedures.  The Executive intends to provide his services from his home, except on such occasions as his presence in the Company’s offices are necessary (e.g., to attend Board or other meetings), and it is not intended that the Company will provide the Executive with an office.  The Company shall not provide the Executive with health insurance, life insurance or other benefits; although the Company shall facilitate the Executive’s application for health insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (commonly referred to as COBRA).

4.             Additional Agreements.

a.             The Company agrees that it will promptly respond to requests received from time to time from the Executive for the issuance of legal opinions regarding the permissibility of sales of the Executive’s shares of the Company’s stock under Rule 144.

b.             The Company will, concurrent with the execution of this Agreement by the Executive, sell to the Executive the laptop computer and related computer peripherals owned by the Company and currently in the Executive’s possession for a sale price of $1.00, provided, however, that the Employee agrees to promptly provide the Company with copies of all files on such computer equipment which relate to the Company’s business and to immediately thereafter delete such files from such computer equipment.

c.             The Company agrees to pay the reasonable legal fees incurred by the Executive associated with the negotiation of this Agreement, not to exceed $5,000.

d.             The Company has attached as Exhibits to this Agreement drafts of the Form 8-K and press release announcing the Executive’s resignation as the Company’s Chief Executive Officer and Chairman of the Board and changed employment status and solicits his comments thereon.

e.             The Executive will have reasonable access to his current office at the Company in order to remove his personal effects.

f.              The Company agrees that Mr. Gruverman has 324 hours of accrued but unused vacation through the date hereof.  At his election, Mr. Gruverman shall inform the Company whether (i) he intends to use such accrued but unused vacation, (ii) he would like the Company to pay to him the cash value of such accrued but unused vacation in accordance with the Company’s standard procedures or (iii) he prefers to affect a combination of the foregoing; provided however, that the total number of hours that Mr. Gruverman shall use or for which he shall receive payment pursuant to this Section 4f shall not exceed 324 hours.

5.             Termination and Severance.

a.             In the event that on or before the Target Date:  (i) the Executive shall voluntarily terminate his employment with the Company, (ii) the Executive shall die or become Permanently Disabled (as defined below), or (iii) the Company shall terminate the Executive’s employment with the Company for Cause (as defined below), the Company shall be under no obligation to provide the Executive with further compensation or severance except for salary accrued prior to such termination or as otherwise required by applicable law.

b.             In the event that:  (i) the Company shall terminate the Executive’s employment with the Company on or before the Target Date without Cause, or (ii) a majority of the current Board of Directors of the Company shall have resigned or otherwise have been replaced, the Executive shall be entitled to receive an amount equal to the value of his salary from the date of the foregoing event through and including the Target Date (the “Severance Payment”).  The Severance Payment will be payable to the Executive in a single payment within twenty (20) days of the occurrence of either of the foregoing events.

6.             Definitions.

a.             “Cause” shall mean (i) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive becoming Permanently Disabled); (ii) the Executive’s willful material breach of this Agreement or any material policy of the Company or its subsidiaries applicable to him that has been disclosed to him which, if capable of cure, has not been cured within ten (10) business days after written notice of such breach delivered to the Executive by the Company; (iii) the Executive’s willful misconduct, or conduct reasonably deemed by the Board to be grossly negligent, with respect to the performance of his duties that is materially injurious to the Company, its subsidiaries, stockholders, employees or customers, monetarily or otherwise, which, if capable of cure, has not been cured within ten (10) business days following written notice of such violation delivered to the Executive by the Company; or (iv) the conviction of the Executive, or plea of guilty or nolo contendere, with respect to (A) any felony, (B) any act of fraud, theft, or financial dishonesty with respect to the Company or any of its subsidiaries or their respective stockholders, or (C) any other crime involving dishonesty, disloyalty or fraud with respect to not less than $5,000.  Notwithstanding the foregoing, the Executive’s Employment hereunder shall not be deemed to be terminated for Cause except by action of the Board, acting in good faith.

b.             “Permanently Disabled” shall mean the expiration of a continuous period of 120 days during which the Executive is unable to perform his assigned duties due to physical or mental incapacity, as reasonably determined by the Board in good faith after consulting with such medical advisers as the Board shall see fit.

7.             Survival.  The obligation of the Company to make the Severance Payment shall survive the termination of this Agreement, the termination of the Executive’s employment with the Company, a change of control of the Company, the sale or other disposition of substantially all of the assets of the Company (including a statutory merger where the Company is not the surviving party) and the passage of the Target Date on the terms stated herein.

8.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.             Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof.

10.           Counterparts.  This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

12.           Choice of Law.  This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

13.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.           Resignations.  With the exception of his role as a Director of the Company and his new position as Chairman Emeritus, the Executive hereby tenders his resignation with respect to all of his other officer, director and fiduciary positions with the Company, its affiliates and subsidiaries, and all related positions, including without limitation:  (a) his position as Chief Executive Officer, Secretary and Treasurer of the Company; (b) his position as Chairman of the Board of Directors and as a Director of the Company’s subsidiary, Microfluidics Corporation; (c) all of his officer positions with Microfluidics Corporation; (d) his administrative, fiduciary or other positions with the Company, including without limitation, his position as Plan Administrator for the Company’s 401(k) Plan, as administrator of the 1988 Stock Plan, as amended, 1989 Non-Employee Directors Stock Plan, 2006 Stock Plan, and Employee Stock Option Plan, etc.  Notwithstanding the foregoing, and without receiving additional consideration therefor, the Executive agrees to execute any and all such filings and certifications to be filed by the Company with the Securities and Exchange Commission, the Company’s auditors and with other regulatory authorities with regard to all fiscal periods during which the Executive served in his various capacities as aforesaid.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

COMPANY:		EXECUTIVE:

MFIC CORPORATION
a Delaware corporation

By:	/s/ Robert P. Bruno	/s/ Irwin J. Gruverman

Name: Robert P. Bruno		Irwin J. Gruverman

Title: President & COO